BANK EMPLOYMENT AGREEMENT

           This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 1, 2015, by and between CARVER FEDERAL SAVINGS BANK, a savings bank organized and operating under the federal laws of the United States and having an office at 75 West 125th Street, New York, New York 10027 (“Bank”) and MICHAEL T. PUGH, an individual (“Executive”). For purposes of this Agreement, Carver Bancorp, Inc. will be referred to as (the “Holding Company”).

WITNESSETH:

WHEREAS, subject to the approval of the applicable federal bank regulators (if required), for purposes of securing the Executive’s services for the Bank, the Board of Directors of the Bank (“Board”) has approved and authorized the execution of this Agreement with the Executive; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

Now, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth and, the Bank and the Executive hereby agree as follows:

Section 1.                      Employment.

The Bank agrees to employ Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.                      Employment Period: Remaining Unexpired Employment Period.

(a)           The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (“Employment Period”). The Employment Period shall be for an initial period of three years beginning on January 1, 2015 (the “Effective Date”). The Board shall review the Executive’s performance of services under this Agreement on an annual basis. Six months prior to the third anniversary of the date of this Agreement and on each anniversary date thereafter during any extended term of this Agreement (each, an “Anniversary Date”), the Board shall review the terms of this Agreement and the Executive’s performance of services hereunder and may, in the absence of objection from the Executive, approve a one-year extension of the Employment Agreement.

(b)           For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as may be extended pursuant to Section 2(a) of this Agreement) is then scheduled to expire.

(c)           Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating Executive’s employment during the Employment Period with or without prior notice (except as specifically provided herein) for any reason; provided, however, that the relative rights and obligations of the Bank and Executive in the event of any such termination shall be determined under this Agreement, subject to applicable provisions of federal law.

Section 3.                      Duties.

Executive shall serve as President and Chief Executive Officer of the Bank, having such power, authority and responsibility, including without limitation the power to hire and dismiss any employees of the Bank, and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such positions, including but not limited to the duties set forth in Exhibit A. Executive, subject to Section 9 hereof, shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and the advancement of the interests of the Bank.

Section 4.                      Base Salary.

In consideration for the services to be rendered by Executive hereunder, the Bank shall pay to Executive a base salary at an initial annual rate of Three Hundred and Sixty Thousand Dollars ($360,000.00) payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. Each December, prior to the Anniversary Date of the Effective Date of this Agreement occurring during the Employment Period, the Board shall review Executive’s annual rate of salary and may, in its discretion, approve an increase but not decrease therein.

Section 5.                      Stock Compensation.

Executive shall be eligible for a Restricted Stock Award to be granted on or about April 15, 2016, 2017 and 2018. The Board shall make a determination as to the number of shares granted to the Executive each fiscal year but in no case will the grant result in less than an award of  7,250 restricted shares of the Holding Company’s common stock.  A vesting period will be established at the time of grant and may include both performance and service vesting requirements. The terms and conditions of the Restricted Stock Awards will be prescribed in an award agreement pursuant to the Bank’s equity plans at the time of grant. This provision shall survive expiration of this Agreement.

Section 6.                      Employee Benefit Plans and Programs.

During the Employment Period, Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or nonqualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) (collectively, “Benefit Plans”) as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices. In addition, the Bank shall provide to the Executive, at the Bank’s expense, a term life insurance policy in the amount of One Million Dollars ($1,000,000) payable to the beneficiary designated by the Executive. Nothing paid to the Executive under any such policy, plan, or arrangement will be deemed to be in lieu of any other compensation to which the Executive is entitled under this Agreement.

Section 7.                      Supplemental Executive Retirement Benefits.

Without limiting the generality of Section 6 hereof, in the event that the amount of benefits or contributions Executive would have received or accrued under the benefit formulas of the tax-qualified Benefit Plans of the Bank is limited by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Internal Revenue Code of 1986 (“Benefit Limitations”), the Bank shall provide Executive with supplemental benefits equal to the benefits attributable to employer contributions that he would have received if the Benefit Limitations did not apply. Such supplemental benefits shall be provided on a non-qualified, unfunded compensation basis and shall be determined under the benefit formulas and, if applicable,  actuarial assumptions of the applicable Benefit Plans. Payment of such supplemental benefits shall be paid to the Executive in twelve (12) monthly installments, the first of which shall be paid at least six (6) months after Executive’s separation from service (as defined under Internal Revenue Code Section 409A) with Bank, subject to Section 33 hereof.

Section 8.                      Indemnification.

(a)           To the maximum extent permitted under Section 145.121 of regulations issued by the Office of the Comptroller of the Currency (the “OCC”), during the Employment Period and for a period of seven (7) years thereafter, the Bank shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank, or service in other capacities at the request of the Bank. The coverage provided to Executive pursuant to this Section 8 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

(b)           To the maximum extent permitted under Section 145.121 of regulations issued by the OCC, during the Employment Period and for a period of seven (7) years thereafter, the Bank shall indemnify Executive against and hold Executive harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or affiliate thereof. This Section 8(b) shall not be applicable where Section 21 is applicable.

Section 9.                      Outside Activities.

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as Executive may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives. Executive must promptly report to the Board the nature of any outside business interests or activities (other than passive investments, which are hereby defined as owning not more than 2% of any class of security in any corporation whose shares are traded on any national securities exchange).

Section 10.                      Working Facilities and Expenses.

           Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written, or at such other location within New York City at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and Executive may mutually agree upon. The Bank shall provide Executive at his principal place of employment with a private office, secretarial services, reimbursement or direct payment for Business-Related Expenses (as defined below) (provided that any Business-Related Expenses in excess of Fifteen Hundred Dollars ($1,500.00) per month must be approved in advance by a member of the Board audit committee, except in cases of emergency) and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. “Business-Related Expenses” shall include Executive’s ordinary and necessary business expenses plus membership fees, dues, capital contributions or such other business-related charges required for, or related to, membership or participation in such clubs and organizations as Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. During the period January 1, 2015 to August 31, 2015, the Bank shall reimburse or pay Executive an additional Two Thousand Five Hundred Dollars 2,500.00 per month, for transportation and accommodation expenses until the relocation of his primary residence is completed.  When Executive finally relocates his primary residence (no later than August 15, 2015), the Bank shall reimburse Executive for customary relocation and closing expenses in an amount to be agreed on by the parties.  The Bank shall also promptly reimburse Executive for the legal fees incurred by him in connection with this Agreement, up to a maximum of  Eleven Thousand Seven Hundred Ninety-Five Dollars ($11,795.00). This legal reimbursement shall apply only to this Agreement, and not to any future renewals, extensions, or renegotiation of this Agreement.

Section 11.                      Termination of Employment.

(a)           Executive shall be entitled to the severance benefits described in Section 12 hereof in the event that his employment with the Bank terminates during the Employment Period under any of the following circumstances:

(i)           the termination by the Bank of the Executive’s employment hereunder for any reason other than Disability, as defined in Section 13 hereof, Retirement, as defined in Section 14(d) hereof, or Cause, as defined in Section 14(a) hereof; or

(ii)           Executive’s voluntary resignation from employment with the Bank for Good Reason, as defined in (b) below.

(b)
Good Reason shall mean a Termination of employment by the Executive as a result of any of the following events, provided that written notice of the Good Reason event shall be given by Executive to the Bank within ninety (90) days after the event, the Bank does not cure said event within thirty (30) days of the giving of the notice and Executive resigns within (60) days after the end of the cure period:

(i)           a material diminution of Executive’s title, duties, responsibilities, authority or reporting lines;

(ii)           a material diminution in base salary;

(iii)           relocation of Executive’s principal office by more than 50 miles, or

(iv)           a material breach of this Agreement by the Bank

Section 12.                      Severance Benefits.

Upon the termination of Executive’s employment with the Bank under the circumstances described in Section 11 of this Agreement, the Bank shall pay and provide to Executive (or, in the event of his death following his termination of employment, to his estate):

(a)
his earned but unpaid compensation (including, without limitation, all items which constitute wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 12) as of the date of the termination of his employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(b)	the benefits, if any, to which Executive is entitled as a former employee under the Benefit Plans maintained by the Bank for their officers and employees;

(c)
continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, and continued benefits under the term life insurance policy described in Section 6, in addition to that provided pursuant to Section 12(b), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide coverage for Executive and his family equivalent to the coverage to which Executive would be entitled under the applicable Benefit Plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever benefits are greater), if Executive had continued working for the Bank during the Remaining Unexpired Employment Period, and during such period, Executive received the highest annual rate of compensation achieved during that portion of the Employment Period prior to Executive’s termination of employment, such benefits to be provided without regard to whether Executive’s continued participation in the applicable Benefit Plans is prohibited during such period and to include continuation coverage for Executive and members of Executive’s family following the expiration of the Remaining Unexpired Employment Period equivalent to the continuation coverage that they would be entitled to under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) if such benefits were provided under the applicable Benefit Plans; and

(d)
within thirty (30) days following his termination of employment with the Bank, a lump sum payment, in an amount equal to the present value of the salary that Executive would have earned if Executive had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 (“Code”), compounded using the compounding period corresponding to the Bank’s regular payroll periods for its officers; provided, however, that in the event that termination is in contemplation of or within one year from either the effective date of a Change in Control, as defined in Section 15, or any formal transition period agreed upon by Executive and the Bank, whichever is later, in lieu of the foregoing payment, Executive shall receive at such time a lump sum payment equal to the lesser of a) the present value of salary Executive would have earned during the Remaining Unexpired Employment Period, plus one (1) additional year, or b) the present value of twice (2X) his then-current salary had it been paid out over the following two years.  In the event the Termination is in contemplation of a Change in Control, the amounts in the proviso above, in excess of the amounts that would otherwise be paid upon a termination of employment not in contemplation or after a Change in Control shall be paid within thirty (30) days after the Change in Control.

(e)	within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of:

a.
the present value of the aggregate benefits to which Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Bank, if Executive were 100% vested thereunder and had continued working for the Bank during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by including in the compensation recognized under such plans all amounts payable under Sections 12(a), (d), (h), (i) and (j) which would be credited under such plans had they been paid over the Remaining Unexpired Employment Period; over

b.	the present value of the benefits to which Executive is actually entitled under such defined benefit pension plans as of the date of his termination;

where such present values are to be determined using the mortality table (“Applicable Mortality Table”) and interest rate (“Applicable Interest Rate”) prescribed under Section 417(e)(3) of the Code;

(f)
within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Bank, and if Executive were 100% vested thereunder and had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Executive’s termination of employment and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate; compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable Interest Rate;

(g)
within thirty (30) days following his termination of employment with the Bank, a lump sum payment in amount equal to the fair market value (determined as of the date of his termination of employment, or, if his termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever value is greater) of any stock that would have been allocated or awarded to Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of, the Bank, if Executive were 100% vested thereunder and continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment;

(h)
the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank if Executive had continued working for the Bank during the Remaining Unexpired Employment Period, and had earned a bonus or incentive award for each fiscal year that occurs during the Remaining Unexpired Employment Period equal to the average bonus or incentive award earned by Executive for each of the three fiscal years preceding the fiscal year in which his termination of employment occurs (or if Executive has been employed for less than three fiscal years, for the number of fiscal years during which Executive was employed) and assuming a pro rata portion of such average bonus or incentive award would have been paid for any partial fiscal year that occurs during the Remaining Employment Term. Such payments shall be made (without discounting for early payment) within thirty (30) days following Executive’s termination of employment;

(i)
at the election of Executive made within thirty (30) days following his termination of employment, upon the surrender of options or appreciation rights issued to Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

a.
the excess of (A) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (B) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

b.	the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this Section 12(i) and for purposes of determining Executive’s right following his termination of employment with the Bank to exercise any options or appreciation rights not surrendered pursuant hereto, Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, even if Executive is not vested under such plan or program;

(j)
at the election of Executive made within thirty (30) days following Executive’s termination of employment, upon the surrender of any shares awarded to Executive under any restricted stock plan maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

a.	the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of Executive’s termination of employment; multiplied by

b.	the number of shares which are being surrendered.

For purposes of this Section 12(j) and for purposes of determining Executive’s right following his termination of employment with the Bank to any stock not surrendered pursuant hereto, Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Bank, even if Executive is not vested under such plan;

(k)
within thirty (30) days following his termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the additional benefits to which the Executive would have been entitled under Section 7 of this Agreement if Executive had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment, where such present value is to be determined using the Applicable Mortality Table and Applicable Interest Rate and assuming that the Benefit Limitations in effect at the time of Executive’s termination remained in effect during the Remaining Unexpired Employment Period.

The Bank and Executive hereby stipulate that the damages which may be incurred by Executive following any termination of employment under the circumstances described in Section 11 of this Agreement are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 12 constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payment and benefits (if any) due under Sections 12(c), (d), (e), (f), and (h) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Bank, the Holding Company, or any subsidiary or affiliate of either of them.

Section 13.                      Termination for Disability.

(a)           If, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from his duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Bank may terminate Executive’s employment for “‘Disability” and he shall be entitled to the payments and benefits provided for under Sections 13(b) and (c). For purposes of this Section 13(a), “Disability” shall have the same meaning as under Treasury Regulations 1-409A-3(i)(4)(A).

(b)           The Bank will pay Executive, as disability pay, three-quarters (3/4) of Executive’s rate of salary as in effect pursuant to Section 4 on the effective date of such termination, payable in approximately equal installments in accordance with the Bank’s customary payroll practices. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; (iv) Executive’s death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.

(c)           The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive’s attaining the age of 65; (iv) the Executive’s death; or (v) the expiration of the term of this Agreement.

(d)           Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

Section 14.                      Termination without Additional Bank Liability

In the event that Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a)           the discharge of Executive for “Cause,” which, for purposes of this agreement, shall mean theft or embezzlement with regard to the Bank, willful misconduct with regard to the Bank or that has a material adverse impact on the Bank, breach of fiduciary duty to the Bank involving personal profit, intentional failure to perform stated duties to the Bank which is not cured after written notice, willful violation of any law, rule or regulation related to the Bank, conviction of, or a plea of nolo contendere to, a felony; or any other crime involving moral turpitude, or any material breach of this Agreement which is not cured after written notice; provided, however, that the Executive shall not be deemed to have been discharged for Cause unless and until (i) he shall have received a written initial notice of termination from the Board, accompanied by a resolution, duly adopted by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose, finding that in the good faith opinion of the Board grounds exist for discharging the Executive for Cause, (ii) he is provided one reasonable opportunity to make an oral and written presentation to the members of the Board, on his own behalf or through legal counsel or other representative, to refute the grounds for the termination for Cause and (iii) if Executive requests a review of the initial termination for Cause, the Board by affirmative vote of a majority of the entire Board at a meeting called for such purpose resolves to uphold its initial termination for Cause; and further provided, that (i) if Executive requests the Board’s review of its initial termination for Cause, the Board’s final determination of termination for Cause shall be made within 60 days of its initial notice of termination for Cause, and (ii) to the extent not in violation of Internal Revenue Code Section 409A, if a final determination of the Board is not made within 30 days of the Executive’s initial notice of termination for Cause, all payments of compensation to the Executive shall be suspended, subject to reinstatement of all suspended amounts in the event the Board’s final determination does not find that grounds for discharge for Cause existed; or

(b)           Executive’s voluntary resignation from employment with the Bank for reasons other than those specified in Section 11;

(c)           Executive’s death; or

(d)           Executive’s “Retirement,” which, for purposes of this Agreement, shall mean Executive’s voluntary termination at a time when he is eligible for a normal retirement benefit under the qualified defined benefit pension plan or plans of the Bank or the Bank, or if no such plan is currently maintained, the Executive’s voluntary termination at or after the attainment of age 65;

then the Bank shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of his earned but unpaid salary and, in the event of the Executive’s death or Retirement, his earned but unpaid Incentive Compensation Award, as of the date of the termination of his employment, and the provision of such other benefits, if any, to which Executive is entitled as a former employee tinder the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank.

Section 15.                      Change in Control.

A Change in Control of the Bank (“Change in Control”) shall be deemed to have occurred upon the happening of any of the following events provided that any payment in connection with a termination in contemplation of a Change in Control shall only apply to the extent that the Change in Control also satisfies the requirements of Treasury Regulations 409A-3(i)(5):

(a)
approval by the stockholders of the Bank and consummation of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons following which:

(i)
at least fifty-one percent (51%) of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, did not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the outstanding equity ownership interests in the Bank; and

(ii)
at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, did not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the Bank;

(b)
the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Bank of any transaction which would result in such an acquisition;

(c)	a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;

(d)	the occurrence of any event if immediately following such event, at least fifty percent (50%) of the members of the Board do not belong to any of the following groups:

(i)	individuals who were members of the Board on the date of this Agreement, i.e., January 1, 2015; or

(ii)	individuals who first became members of the Board after the date of this Agreement, i.e., January 1, 2015 either:

i.
upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

ii.
upon election by the stockholders of the Bank to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or

(e)	any event which would be described in Section 14(a), (b), (c) or (d) if the term “Holding Company” were substituted for the term “Bank” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, the Holding Company, or a subsidiary of either of them, by the Bank, the Holding Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purpose of this Section 15, the term “person” shall have the meaning assigned to it under Section 13(d)(3) or 14(d)(2) of the Exchange Act.

Section 16.                      Covenant Not To Compete.

Executive hereby covenants and agrees that, in the event of his termination of employment with the Bank prior to the expiration of the Employment Period for any reason other than the circumstances provided under Section 11 hereof, for a period of one (1) year following the date of his termination of employment with the Bank (or, if less, for the Remaining Unexpired Employment Period), Executive shall not, without the written consent of the Bank (which shall not be unreasonably withheld or delayed), become an officer, employee, consultant, director or trustee of any community bank (i.e., a bank with assets less than two billion dollars ($2,000,000,000) or minority deposit institution, or any direct or indirect subsidiary or affiliate of any such entity, that competes with the business of the Bank in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office as of the date of Executive’s termination of employment; provided, however, that if Executive’s employment shall be terminated on account of Disability as provided in Section 13 of this Agreement, this Section 16 shall not prevent Executive from accepting any position or performing any services if (a) Executive first offers, by written notice, to accept a similar position with, or perform similar services for, the Bank on substantially the same terms and conditions and (b) the Bank declines to accept such offer within ten (10) days after such notice is given.

Section 17.                      Confidentiality.

Unless Executive obtains the prior written consent of the Bank, Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank or any entity of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 17 shall prevent Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, examination, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law or making disclosures in the good faith performance of his duties to the Bank.

Section 18.                      No Effect on Employee Benefit Plans or Programs.

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time, except that in the event of Executive’s termination for Cause, Executive’s rights under any such plans shall be subject to Section 163.39 of regulations issued by the OCC.

Section 19.                      Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 20.                      Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:

Mr. Michael Pugh

at the last address on the records of the Bank

If to the Bank:

Carver Federal Savings Bank
75 West 125th Street
New York, New York 10027
Attention:                      Chairman of the Compensation Committee of the Board of Directors

with a copy to:

Cullen and Dykman LLP
100 Quentin Roosevelt Boulevard
Garden City, NY 11530
Attention: Joseph D. Simon, Esq.

Section 21.                      Indemnification for Attorneys’ Fees.

To the maximum extent permitted under applicable law, including Section 145.121 of regulations issued by the OCC, the Bank shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree, or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank’s obligations hereunder shall be conclusive evidence of Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 22.                      Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 23.                      Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 24.                      Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 25.                      Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York. Any action in law or equity relating to this Agreement shall be commenced in a Federal or New York State court of appropriate jurisdiction located in New York County, New York.

Section 26.                      Headings and Construction.

The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

Section 27.                      Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including all terms of the Prior Agreement between the Bank and Executive. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

Section 28.                      Required Regulatory Provisions.

The following provisions are included for the purpose of complying with various laws, rules and regulations applicable to the Bank:

(a)           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(b)           Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(c)           Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

(d)           Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1)), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(e)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OCC or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OCC or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 29.                      Board Action.

Whenever this Agreement requires an action of the Board, such action shall require the consideration and vote of such members of the Board as is required under the By-laws of the Company with respect to the matter being considered for such action to be valid hereunder; unless otherwise specifically provided herein.

Section 30.                      Clawback

Executive acknowledges that to the extent required by applicable law or written Bank policy adopted by the Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any bonus and other incentive compensation shall be subject to any clawback, forfeiture, recoupment or similar requirement as the Board may determine in its sole discretion is necessary or desirable to implement pursuant to such law or policy.

Section 31.                      TARP Limitations

It is understood by the parties that at the time of the execution of this Agreement, the Bank is subject to certain restrictions pursuant to the Troubled Asset Relief Program (“TARP”). The parties recognize that certain payments described in this Agreement, including but not limited to Incentive Compensation and Severance Benefits, may be restricted or prohibited under TARP. The parties agree that no payments described in this Agreement will be made if they become due and owing while the Bank is prohibited from making them under TARP restrictions.

Section 32.                      “Golden Parachute” Limitations

Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Executive in connection with the Executive’s employment with the Bank (or termination thereof) would subject the Executive to the excise tax imposed under Sections 280G or 4999 of the Internal Revenue Code (the “Excise Tax”), then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Bank by independent accountants or benefits consultants selected by the Bank and the Executive shall have the right to review such determination. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this section will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement.

Section 33.                      IRC Section 409A

 (a)           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.  If the Executive notifies the Bank (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Bank concurs with such belief or the Bank independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Bank shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Bank of the applicable provision without violating the provisions of Code Section 409A.

(b)           Except as otherwise permitted by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A that is payable due to the Executive’s Separation from Service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service, and (ii) the date of the Executive’s death (the “Delay Period”).  For avoidance of doubt, any severance payment shall not be treated as non-qualified deferred compensation that is required to be delayed in compliance with Code Section 409A(a)(2)(B) to the extent that it meets the exemption set forth in Department of Treasury Regulation Section 1.409A-1(b)(9)(iii) (for separation pay due to involuntary separation from service) and only that portion, if any, of any severance payment that exceeds the exempt amount shall be subject to the delay, if any, required pursuant to the preceding sentence.  On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 33(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

 (c)           To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(d)           With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)           If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f)           Whenever a payment under the Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank.

(g)           To the extent that this Agreement provides for Executive’s indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to the Executive only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10) or that are provided in accordance with Code Section 409A.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Executive has hereunto set his hand, all as of the day and year first above written.

                                                                           /s/ Michael T. Pugh
                                                                                Michael T. Pugh

ATTEST:                                                           Carver Federal Savings Bank

By /s/ Isaac Torres                                  By /s/ Deborah C. Wright
           Secretary                                                 Name: Deborah C. Wright
                                                                           Title: Chairman of the Board
[Seal]

Exhibit A

Duties of President and Chief Executive Officer

•	Creating, communicating, and implementing the Bank’s vision, mission and overall direction
•	Leading the development and implementation of the Bank’s overall strategy
•	Formulating and implementing the strategic plan that guides the direction of the Bank
•	Leading, guiding, directing, and evaluating the work of the Management team
•	Sustaining Carver’s legacy and commitment to the community
•	Soliciting advice and guidance, when appropriate, from the Bank’s Board of Directors
•	Overseeing Bank operations in accordance with the direction established in the strategic plan
•	Building and maintaining a high performance culture, and a talented, motivated workforce
•	Evaluating the success of the organization
•	Maintaining awareness of both the external and internal competitive landscape, opportunities for expansion, customers, markets, new industry developments, regulatory standards, etc.
•	Representing the Bank in the marketplace
•	Such other duties as may be required by the Board of Directors commensurate with the position of President and Chief Executive Officer